Exhibit 99.1

Willis Group Prices Secondary Offering of Common Stock

    NEW YORK--(BUSINESS WIRE)--Feb. 19, 2004--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announced that the secondary public offering by certain of its shareholders of 20 million shares of common stock, priced at $38.27 per share. The offered shares were sold by Profit Sharing (Overseas), Limited Partnership, an affiliate of Kohlberg Kravis Roberts & Co. L.P., and Fisher Capital Corp. L.L.C. Willis did not issue any shares of common stock in the offering. The selling shareholders have also granted the underwriters an option to purchase up to 3 million additional shares to cover over-allotments, if any.
    Concurrent with the offering, the Company has agreed to purchase 4 million shares directly from the selling shareholders in a private transaction at the net price per share to be received by the selling shareholders in the underwritten offering. Willis expects to use cash on hand to fund the purchase.
    Citigroup, Credit Suisse First Boston and Banc of America Securities LLC served as joint book-running managers of the offering. A final prospectus relating to the common stock offering may be obtained by contacting:

Citigroup
Prospectus Department
Brooklyn Army Terminal
140 58th Street, 5th Floor
Brooklyn, NY 11220
718-765-6732

Credit Suisse First Boston
Prospectus Department
One Madison Avenue
New York, NY 10010
212-325-2580

Banc of America Securities LLC
Prospectus Department
100 West 33rd Street
New York, NY 10001
646-733-4166

    Upon completion of the offering and the concurrent private share repurchase, Profit Sharing (Overseas) will own approximately 7.5% of the outstanding shares of Willis, assuming no exercise of the over-allotment option.
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 14,500 Associates serves clients in some 180 countries.

    This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The offering of these securities is made only by means of a prospectus.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
              OR
             Media:
             Nicholas Jones, +44-20-7488-8190
             jonesnr@willis.com
              OR
             Dan Prince, 212-837-0806
             prince_da@willis.com